================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              NEWPORT CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              NEWPORT CORPORATION
                               1791 DEERE AVENUE
                            IRVINE, CALIFORNIA 92606

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

                               ----------------

To the Stockholders of Newport Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California, on May 27, 1998, at 10:00 a.m., for the purpose of considering and acting upon the following:

  1. To elect two Class II Directors to serve for four years.

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business April 10, 1998, will be entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the post-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                         By order of the Board of Directors

                                                /s/ ROBERT C. HEWITT
                                                --------------------
                                                  Robert C. Hewitt
                                                     Secretary

Irvine, California
April 22, 1998

              PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              NEWPORT CORPORATION
                               1791 DEERE AVENUE
                            IRVINE, CALIFORNIA 92606

                               ----------------

                                PROXY STATEMENT

                               ----------------

SOLICITATION AND REVOCATION OF PROXIES

  The enclosed Proxy is solicited by the Board of Directors of Newport Corporation (the "Company" or "Newport") for use in connection with the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California on Wednesday, May 27, 1998, at 10:00 a.m., and at any and all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

  The persons named as proxies were designated by the Board of Directors (the "Board") and are officers or directors of the Company. Any Proxy may be revoked or superseded by executing a later Proxy or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of the Proxy. All Proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the Proxy. If a choice is not specified in the Proxy, the Proxy will be voted FOR election of the director nominees listed below (Proposal 1) and FOR ratification of the Company's appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998 (Proposal 2). An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

  If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than those set forth above that will be presented at the Annual Meeting.

  This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about April 22, 1998. The entire cost of the solicitation of Proxies will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit Proxies personally or by telephone, telefax, telegraph or cable. The Company has retained D. F. King & Co. to assist in the solicitation of Proxies for a fee estimated to be $4,500, plus out-of-pocket expenses. In addition, the Company has agreed to indemnify D.F. King & Co. against any losses or liabilities arising out of D.F. King & Co.'s fulfillment of the contract, except for such losses or liabilities arising out of D.F. King & Co.'s own negligence or willful misconduct.

VOTING AT THE MEETING

  As of April 10, 1998, the record date of the meeting, the Company had outstanding 9,150,334 shares of Common Stock. Each share of Common Stock is entitled to one vote. A majority of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting is required to approve each proposal presented at the meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Articles of Incorporation (the "Articles") of the Company provide that the members of the Company's Board be divided into four classes serving staggered four-year terms. The Articles also provide that there shall be not less than five and not more than nine directors, the exact number to be fixed from time to time by the Board of Directors. The current authorized number is eight. One class of directors is elected each year for a term extending to the fourth succeeding Annual Meeting after such election.

  At the 1998 Annual Meeting, two directors, constituting the Class II directors, will be elected to hold office for a term expiring at the Annual Meeting in 2002. The current Class II directors, Dan L. McGurk and Louis B. Horwitz, have informed the Company that they will retire from the Board upon expiration of their term at the 1998 Annual Meeting and will not stand for reelection to the Board.

  It is the intention of the persons named in the enclosed Proxy to vote to elect R. Jack Aplin and Robert L. Guyett as the Class II directors to serve for a term expiring at the Annual Meeting in 2002. Messrs. Aplin and Guyett are currently Class III directors, serving for a term extending until the 1999 Annual Meeting. Upon their election as Class II directors, there will be two vacancies in Class III and the Board is seeking candidates to fill such vacancies. Such vacancies are not eligible to be filled at the 1998 Annual Meeting. The four remaining directors will continue in office, in accordance with their previous elections, until the expirations of the terms of the classes at the 2000 or 2001 Annual Meetings, as the case may be.

  The holders of a plurality of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting shall have the right to elect the directors. The Proxies may not be voted for a greater number of persons than the number of nominees named.

  The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by the Board.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.

                                    CLASS II
          (Directors nominated for office with terms expiring in 2002)

                                                                                   DIRECTOR
                 NAME                          PRINCIPAL OCCUPATION            AGE  SINCE
                 ----                          --------------------            --- --------
 R. Jack Aplin....................... Independent Investor                      66   1989
 Robert L. Guyett.................... President and Chief Executive Officer,    61   1990
                                       Crescent Management Enterprises

  From 1989 to the present Mr. Aplin has been an independent investor. Mr. Aplin was Chairman of the Board, President and Chief Executive Officer of Spectramed, Inc., an international medical products company, from 1986 to 1989.

  Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of

Engelhard Corporation. From January 1987 to September 1991 he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm.

BIOGRAPHICAL INFORMATION FOR DIRECTORS CONTINUING IN OFFICE

  Biographical information follows for each of the other directors of the Company whose present terms will continue after the 1998 Annual Meeting.

                                    CLASS I
          (Directors continuing in office with terms expiring in 2001)

                                                                                DIRECTOR
             NAME                          PRINCIPAL OCCUPATION             AGE  SINCE
             ----                          --------------------             --- --------
 Robert G. Deuster...........  Chairman, President and Chief Executive       47   1996
                                Officer
 John T. Subak...............  Counsel, Dechert Price & Rhoads               69   1992

  Mr. Deuster joined the Company as President and Chief Executive Officer in May 1996 and, in June 1997, became Chairman of the Board. From 1985 to 1996 Mr. Deuster served in various senior management positions at Applied Power, Inc., an international manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of Barry Controls Division from 1989 to 1994, President of APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Group.

  Mr. Subak has served as Counsel for Dechert Price & Rhoads, a national law firm, since January 1994. From 1976 to 1994 Mr. Subak was Director, Group Vice President and General Counsel for Rohm and Haas Company, an international chemical products company.

                                    CLASS IV
          (Directors continuing in office with terms expiring in 2000)

                                                                               DIRECTOR
             NAME                         PRINCIPAL OCCUPATION             AGE  SINCE
             ----                         --------------------             --- --------
 Richard E. Schmidt..........  Independent Investor                         66   1991
 C. Kumar N. Patel...........  Vice Chancellor--Research, University of     59   1986
                                California at Los Angeles

  Mr. Schmidt has been an independent investor since June 1997. He joined the Company as Chairman and Chief Executive Officer in September 1991, and held such positions until his retirement therefrom in June 1997 and May 1996, respectively. From August 1993 until February 1995 and from November 1995 until May 1996, he held the additional position of President. From September 1984 to December 1990, Mr. Schmidt was President and Chief Executive Officer of Milton Roy Company, an international manufacturer of measuring instruments and systems, and served as its Chairman from 1986 to 1990. From December 1990 to September 1991, he served as a consultant to Sundstrand Corporation, an aerospace and power transmission corporation.

   Dr. Patel was elected to the Board in January 1986. Dr. Patel has been in his current position since 1993. From 1961 to 1993, Dr. Patel was employed by AT&T Bell Laboratories, a telecommunications corporation, in various positions, including Executive Director--Research, Materials Science, Engineering and Academic Affairs Division from 1987 to 1993 and Executive Director, Physics and Academic Affairs Division from 1981 to 1987.

  The following directors presently serve as directors of the following public corporations:

     Robert L. Guyett   PureTec Corporation, a provider of medical tubing and
                         lawn and garden products; and
                        Smith Technology Corporation, an environmental
                         consulting and remediation company
     Richard E. Schmidt Hycor Biomedical Inc., a manufacturer of medical diagnostic products

COMMITTEES AND MEETINGS OF THE BOARD

  The Board held four meetings during 1997. Each of the directors attended at least 75% of the meetings of the Board and committees of the Board during 1997.

  During 1997 the Audit Committee met three times. The committee, comprised of Messrs. Guyett (Chairman), McGurk, Patel and Subak, has the responsibility to review and approve the scope and results of the annual audit; to recommend to the Board the appointment of the independent auditors; to review with the independent auditors the Company's financial staff and the adequacy and effectiveness of the Company's systems and internal financial controls; to discuss with management and the independent auditors the content of financial statements presented to stockholders; to review significant changes in accounting policies; to investigate reports of illegal acts involving the Company; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

  The Compensation Committee, comprised of Messrs. Aplin, Horwitz, McGurk (Chairman) and Subak, held two meetings during 1997 and has the responsibility for oversight of the Company's stock option plans, reviewing and evaluating the Company's compensation programs and plans, and making recommendations concerning compensation for key personnel and amendments to the stock option and certain compensation plans.

  Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

                               EXECUTIVE OFFICERS

  As of April 10, 1998, the Company has six executive officers elected on an annual basis to serve at the pleasure of the Board:

      Robert G. Deuster        President and Chief Executive Officer
      Jeffrey L. Cannon        Vice President and General Manager, Precision
                                Motion and Metrology Systems Division
      Alain Danielo            Vice President, Europe Operations
      Robert C. Hewitt         Vice President, Chief Financial Officer and Secretary
      Robert J. Phillippy      Vice President and General Manager, Science and
                                Laboratory Products Division
      Gary J. Spiegel          Vice President, Sales

  A biographical summary regarding Mr. Deuster has been presented earlier. Biographical information on other executive officers follows:

                      NAMES AND PRINCIPAL OCCUPATION                        AGE
                      ------------------------------                        ---
JEFFREY L. CANNON                                                            39
 Mr. Cannon joined the Company in April 1995 as Director, Klinger Systems
 Group. In January 1996 Mr. Cannon was promoted to the position of General
 Manager, Precision Motion Systems Division. In November 1996 Mr. Cannon
 was elected Vice President and General Manager with additional responsibility for MikroPrecision Instruments, Inc., the Company's
 subsidiary acquired in 1996. In January 1998, he was also assigned responsibility for RAM Optical Instruments, Inc., a wholly-owned subsidiary, at which time the division was renamed to the Precision Motion and Metrology Division. Prior to joining the Company, from 1990 to 1995,
 Mr. Cannon was Senior Marketing Manager at Coherent, Incorporated, a laser systems manufacturer, which he joined in 1979.
ALAIN DANIELO                                                                52
 Mr. Danielo joined the Company in January 1995 as President and General
 Manager of the Company's French subsidiary Micro-Controle S.A. In November
 1995 he was elected Vice President with responsibility for the Company's
 Europe Operations. Prior to joining the Company, Mr. Danielo was Managing
 Director of the Electronics Division of Valeo S.A., an automobile parts company, from 1989 to 1995. From 1985 to 1989 he was General Manager of
 Molex France S.A.R.L., a manufacturer of electronic components.
ROBERT C. HEWITT                                                             52
 Mr. Hewitt joined the Company in January 1987 as Vice President with responsibility for finance. In February 1987, he was elected to the additional positions of Secretary and Treasurer and in January 1989 he was
 elected Senior Vice President. In February 1995 he was elected to the position of Vice President and Chief Financial Officer. From February 1987
 to November 1991 and from February 1994 to November 1995 he served as
 Treasurer. Prior to joining the Company, Mr. Hewitt held various financial management positions with General Electric Company, an international industrial and consumer products company.
ROBERT J. PHILLIPPY                                                          37
 Mr. Phillippy joined the Company in April 1996 as Vice President and
 General Manager of the Company's Science and Laboratory Products Division.
 Prior to joining the Company, Mr. Phillippy was Vice President at Square D
 Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994.
GARY J. SPIEGEL                                                              47
 Mr. Spiegel was elected Vice President with responsibility for domestic sales in June 1992. During 1997 he was assigned additional responsibility for export sales as well as for sales of MikroPrecision Instruments, Inc.
 Previously, Mr. Spiegel was Vice President, with responsibility for sales and marketing, of Klinger Scientific Corporation, a subsidiary of the
 Company acquired in June 1991.

                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of April 10, 1998, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding common stock, each director, each executive officer named on the Summary Compensation Table and other current executive officers who own shares of common stock, and all directors and current executive officers of the Company as a group:

                                               AMOUNT AND NATURE OF   PERCENT
    NAME AND ADDRESS OF BENEFICIAL OWNERS     BENEFICIAL OWNERSHIP(1) OF CLASS
    -------------------------------------     ----------------------- --------
Prudential Insurance Company of America......         687,800(2)        7.52
 Gateway Center Three, 100 Mulberry Street,
 Newark, NJ 07102
Brinson Partners, Inc........................         474,385(2)        5.18
 70 West Madison, Chicago, IL 60602
Dimensional Fund Advisors, Inc...............         502,900(2)(3)     5.50
 1299 Ocean Avenue, 11th Floor, Santa Monica,
 CA 90401
Michael W. Cook Asset Management, Inc........         469,350(2)        5.13
 d/b/a Cook Mayer Taylor, Investment Advisor
 1613 Winchester Road, Ste 210, Memphis, TN
 38116
R. Jack Aplin................................           5,000(4)          *
Jeffrey L. Cannon............................          19,872(5)          *
Alain Danielo................................          36,144(6)          *
Robert G. Deuster............................          83,750(7)          *
Robert L. Guyett.............................          41,000(8)          *
Robert C. Hewitt.............................         122,723(9)        1.33
Louis B. Horwitz.............................          35,000(10)         *
Dan L. McGurk................................          30,000(11)         *
C. Kumar N. Patel............................          35,000(12)         *
Robert J. Phillippy..........................          21,630(13)         *
Richard E. Schmidt...........................         255,241(14)       2.73
Gary J. Spiegel..............................          32,173(15)         *
John T. Subak................................          39,000(16)         *
All 13 directors and current executive
 officers of the Company as a group..........         756,533(17)       7.81

--------
*   Less than one percent.
(1) This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each beneficial owner has sole voting and investment power with respect to the shares shown as beneficially owned by him, subject to community property laws where applicable, the information contained in the footnotes to this table or otherwise as noted herein.
(2) The information is based upon data provided to the Company including filings made with the Securities and Exchange Commission on Schedules 13D or 13G.
(3) Reflects shares held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. ("Dimensional") serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(4) Consists of 5,000 shares for options exercisable within 60 days.
(5) Includes 8,500 shares for options exercisable within 60 days.
(6) Includes 24,500 shares for options exercisable within 60 days.
(7) Includes 53,750 shares for options exercisable within 60 days.
(8) Includes 35,000 shares for options exercisable within 60 days.
(9) Includes 70,750 shares for options exercisable within 60 days.
(10) Includes 32,000 shares for options exercisable within 60 days.
(11) Includes 20,000 shares for options exercisable within 60 days.
(12) Consists of 35,000 shares for options exercisable within 60 days.
(13) Includes 6,250 shares for options exercisable within 60 days.
(14) Includes 199,000 shares for options exercisable within 60 days.
(15) Includes 9,500 shares for options exercisable within 60 days.
(16) Includes 36,000 shares for options exercisable within 60 days.
(17) Includes 535,250 shares for options exercisable within 60 days.

                        EXECUTIVE COMPENSATION AND OTHER
                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

REMUNERATION OF OFFICERS AND OTHERS

  The following table and narrative text discusses compensation paid in the years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and the five other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                  ANNUAL COMPENSATION       COMPENSATION AWARDS
                              ---------------------------- ---------------------
                                                           RESTRICTED SECURITIES
                                              OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
        NAME AND              SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS   COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)     ($)     ($) (1)     ($) (2)      (#)       ($) (3)
   ------------------    ---- ------- ------- ------------ ---------- ---------- ------------
Robert G. Deuster (4)    1997 265,000 335,000    21,520      87,500     15,000       9,550
Chairman, President and  1996 162,404 125,876     7,050     192,500    100,000     142,497
Chief Executive Officer  1995       0       0         0           0          0           0

Jeffrey L. Cannon        1997 130,000  44,563     7,200           0      5,000       9,550
Vice President and       1996 119,643  36,860     1,200           0      4,000      15,274
General Manager,         1995       0       0         0           0          0           0
Precision Motion and
Metrology
Systems Division

Alain Danielo (5)        1997 205,510  30,000     6,002      22,125      8,000           0
Vice President, Europe   1996 183,766  40,566    17,615      60,000      7,500           0
Operations               1995 169,255  66,551    15,830           0     25,000           0

Robert C. Hewitt         1997 169,208 102,201    15,213      17,500      4,000       9,550
Vice President, Chief    1996 163,546  44,840    15,213      40,000      5,000       9,000
Financial Officer and    1995 155,785  75,249    17,636      52,500      7,000       9,000
Secretary

Robert J. Phillippy      1997 140,000  73,478     9,313      26,250      5,000       9,550
Vice President and       1996 103,077  45,771     4,800           0     10,000      98,782
General Manager,         1995       0       0         0           0          0           0
Science and Laboratory
Products Division

Gary J. Spiegel (6)      1997 142,692  78,071     2,495      26,250      4,000       9,015
Vice President           1996 132,828  57,602         0      24,000      3,000       9,000
                         1995 126,000  48,477         0      22,500      3,000       9,000

--------
(1) Other annual compensation for 1997 consists of the following:

                                                   DISABILITY
                                                   INSURANCE  AUTOMOBILE
                                                    PREMIUMS  ALLOWANCE   TOTAL
                                                   ---------- ---------- -------
   Robert G. Deuster..............................  $13,120     $8,400   $21,520
   Jeffrey L. Cannon..............................        0      7,200     7,200
   Alain Danielo..................................        0      6,002     6,002
   Robert C. Hewitt...............................    8,013      7,200    15,213
   Robert J. Phillippy............................    2,113      7,200     9,313
   Gary J. Spiegel................................        0      2,495     2,495

(2) Restricted stock was granted on January 2, 1997, January 2, 1996 and January 3, 1995 and vests at 25% per year beginning two years after the grant. Amounts represent fair market value on grant dates. Mr. Deuster was granted 20,000 shares on May 1, 1996, which vest at 25% per year beginning May 1, 1998. Dividends totaling $0.04 per share were paid on the restricted stock during 1997, the same rate as on the Common Stock. The number of shares and value of restricted stock holdings at December 31, 1997, based on fair market value of $14.0625 per share, are as shown below:

                                                NUMBER OF       SHARE VALUE AT
                                            SHARES OUTSTANDING DECEMBER 31, 1997
                                            ------------------ -----------------
   Robert G. Deuster.......................       30,000           $421,875
   Jeffrey L. Cannon.......................            0                  0
   Alain Danielo...........................       10,000            140,625
   Robert C. Hewitt........................       14,750            207,422
   Robert J. Phillippy.....................        3,000             42,188
   Gary J. Spiegel.........................        9,750            137,109

(3) All other compensation for 1997 consists of the following:

                                                 401(K)        401(K)
                                                MATCHING   PROFIT SHARING
                                              CONTRIBUTION  CONTRIBUTION  TOTAL
                                              ------------ -------------- ------
   Robert G. Deuster.........................    $4,750        $4,800     $9,550
   Jeffrey L. Cannon.........................     4,750         4,800      9,550
   Alain Danielo.............................         0             0          0
   Robert C. Hewitt..........................     4,750         4,800      9,550
   Robert J. Phillippy.......................     4,750         4,800      9,550
   Gary J. Spiegel...........................     4,215         4,800      9,015

(4) Mr. Deuster joined the Company on May 1, 1996, as President and Chief Executive Officer upon the retirement of Mr. Schmidt from those positions. He became Chairman in June 1997.

(5) Mr. Danielo is paid in French francs. The U.S. dollar amounts have been calculated using the average rates for the respective years.

(6) Mr. Spiegel became an executive officer in November 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1997. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Newport Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission ("SEC") rules. The Named Executive Officers will realize no gain on these options without an increase in the price of Newport Common Stock which will benefit all stockholders proportionately.


                                                                   POTENTIAL
                                                                   REALIZABLE
                                                                    VALUE AT
                                                                 ASSUMED ANNUAL
                                                                 RATES OF STOCK
                                                                     PRICE
                                                                  APPRECIATION
                       NUMBER OF     % OF                         FOR TEN-YEAR
                      SECURITIES    TOTAL    EXERCISE             OPTION TERM
                      UNDERLYING   OPTIONS    PRICE                   (2)
                        OPTIONS   GRANTED TO   PER    EXPIRATION --------------
NAME                  GRANTED (1) EMPLOYEES   SHARE      DATE      5%     10%
----                  ----------- ---------- -------- ---------- ------ -------
Robert G. Deuster....   15,000       8.65      8.75    01/02/07  82,542 209,179
Jeffrey L. Cannon....    5,000       2.88      8.75    01/02/07  27,514  69,726
Alain Danielo........    8,000       4.62      8.75    01/02/07  44,023 111,562
Robert C. Hewitt.....    4,000       2.31      8.75    01/02/07  22,011  55,781
Robert J. Phillippy..    5,000       2.88      8.75    01/02/07  27,514  69,726
Gary Spiegel.........    4,000       2.31      8.75    01/02/07  22,011  55,781

--------------------------------------------------------------------------------

Increase in market value of Newport Common Stock for all          5%                10%
 stockholders at assumed rates of stock price              (to $14.25/share) (to $22.70/share)
 appreciation (as used in the table above) from $8.75 per     $49,230,000      $124,866,000
 share, over the ten-year period, based on 8,951,000
 shares outstanding at December 31, 1997 (2).

--------
(1) Twenty-five percent of the option shares granted in 1997 are exercisable 12 months after the grant date, with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options become exercisable on a change-in-control as defined in the optionees Employment Agreements (described below). The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Newport Common Stock, which will depend on market conditions and the Company's future performance and prospects.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during the year ended December 31, 1997, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of existing stock options and the closing price of the Company's Common Stock as of December 31, 1997.

                           SHARES                     NUMBER OF            VALUE OF UNEXERCISED
                         ACQUIRED ON  VALUE      UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                          EXERCISE   REALIZED   AT DECEMBER 31, 1997    AT DECEMBER 31, 1997 ($)(1)
          NAME               (#)       ($)    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
          ----           ----------- -------- ------------------------- ---------------------------
Robert G. Deuster.......        0          0       25,000 / 90,000           110,938 / 412,500
Jeffrey L. Cannon.......        0          0        4,500 / 11,500            25,969 /  64,656
Alain Danielo...........        0          0       14,375 / 26,125            93,398 / 158,633
Robert C. Hewitt........   11,500     87,875       65,500 / 12,500           377,125 /  77,500
Robert J. Phillippy.....        0          0        2,500 / 12,500            10,781 /  58,906
Gary J. Spiegel.........        0          0        6,250 /  8,500            48,375 /  51,063

--------
(1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1997, on the Nasdaq National Market was $14.0625.

            PERFORMANCE GRAPH FOR FIVE YEARS ENDED DECEMBER 31, 1997

               Comparison of Five Year Cumulative Total Return of
           Newport Corporation with the Nasdaq National Market Index
               and the Scientific Instruments Index published by
                     Media General Financial Services, Inc.

                       [PERFORMANCE GRAPH APPEARS HERE]


                                       1992   1993   1994   1995   1996   1997
                                      ------ ------ ------ ------ ------ ------
  Newport Corporation                 100.00  98.37 146.13 153.96 168.90 268.40
  Scientific Instruments Group Index  100.00 110.54 107.27 166.82 184.64 207.59
  Nasdaq National Market Index        100.00 119.95 125.94 163.35 202.99 248.30

  The graph compares the cumulative total shareholder return on a $100 investment in the Company's Common Stock for the five years ended December 31, 1997, with the cumulative total return on $100 invested in each of (i) the Nasdaq National Market Index and (ii) the Scientific Instruments Group Index published by Media General Financial Services, Inc. (A listing of the companies comprising this index is available from the Company.). The graph assumes all investments were made at market value on December 31, 1992 and the reinvestment of all dividends.

COMPENSATION OF DIRECTORS

  Each outside director is paid an annual fee of $12,000 and is reimbursed for expenses incurred in connection with attending Board meetings. In addition, each outside director is paid $1,000 for each Board meeting attended and $400 for each committee meeting attended, or $600 for the Committee Chairman. Also, each outside director receives annually, on January 1st, options for 4,000 shares of common stock which vest on the anniversary of the grant. Each new outside director receives options on 16,000 shares upon commencement of service as a director.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Deuster, Cannon, Danielo, Hewitt, Phillippy and Spiegel providing for certain payments and benefits in the event their employment with the Company is terminated within two years of a change of control of the Company, unless such termination is as a result of death, disability or retirement of such officer or is a termination for cause. In such event, each of these officers may be entitled to a severance payment equal to twelve months of such officer's highest salary during the one-year period preceding termination plus a bonus payment equal to such officer's incentive compensation bonus paid under the Company's Incentive Plan, or other bonus plans, assuming 100% satisfaction of all performance goals. In addition, the officer would be entitled to the continuation of benefits under the Company's medical, dental and vision plans, and long-term disability insurance for two years, the removal of all restrictions on restricted stock held by the officer, the acceleration of vesting of all stock options, the payment of an amount equal to the difference between the exercise price and fair market price of stock options held by the officer and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code or any comparable provision of state or foreign law.

RETIREMENT AGREEMENT

  Effective January 1, 1997, the Company entered into a twelve-month consulting agreement with Mr. Schmidt pursuant to which Mr. Schmidt shall provide advice and consultation regarding strategic planning, management, financial analysis, product planning or other corporate matters. The agreement provides for the payment of $100,000 for the twelve-month term, payable quarterly, which agreement is renewable annually at the option of the Board of Directors for a period not to exceed five years. In the event of a change in control of the Company (as defined in the agreement) while the agreement is in force, the term of the agreement shall automatically be extended to December 31, 2001. The Board renewed the agreement effective January 1, 1998 for a twelve-month period. In addition the Company has agreed to pay for supplemental health care insurance for life. The Board also accelerated the vesting of a total of 33,750 unvested options effective January 1, 1997.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company has entered into agreements (the "Indemnification Agreements") with each officer and director of the Company providing for contractual protection of certain rights of indemnification by the Company.

  The Indemnification Agreements provide for indemnification of officers and directors to the fullest extent permitted by its Articles of Incorporation, By-Laws and applicable law. They cover all fees, expenses, liabilities and losses (including attorney's fees, judgments, fines, and amounts paid in any settlement approved by the Company) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which the officer or director is a party by reason of any action or inaction in the officer's or director's capacity as an officer or director of the Company or by reason of the fact that the officer or director is or was serving as a director, officer, employee, agent or fiduciary of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as the Company's representative with respect to another entity. Indemnification would not be available, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the years ended December 31, 1997 and 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMMITTEE

  The Compensation Committee of the Board of Directors is comprised entirely of non-employee, independent directors, none of whom have served as an executive officer of any entity for which any executive officer of the Company serves as a director or a member of its compensation committee. The Committee is responsible for reviewing, recommending and approving changes to the Company's compensation policies and programs, as applicable to the Company's officers and senior personnel.

COMPENSATION POLICY AND OBJECTIVES

  Our primary goal as members of the Compensation Committee is to assure that the compensation provided to executives is linked to the Company's business strategies and objectives, thereby aligning the financial interest of senior management with that of the stockholders. Beyond that, our priorities are to assure that the executive compensation programs enable the Company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support the current and long-term performance of the business. The Company has not paid, and does not expect to pay, any qualifying compensation under Section 162(m) of the Internal Revenue Code.

BASE SALARY

  Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with similar executive positions in other companies in the Company's industry. The Committee reviews compensation surveys of similar companies and surveys of national scope encompassing electronics and other high technology organizations. The Company's compensation levels are set at approximately the 50th percentile, or market average. Individual salaries vary based upon the individual's performance and contributions to Company success, time on the job and internal equity. Annual salary adjustments are determined by individual performance within an annual budget approved by the Committee. During November 1996, the Committee approved increases averaging 6.5% and ranging from 4% to 9% effective December 1, 1996. In February 1998, the Committee reviewed executive salaries and approved increases ranging from 0% to 19.2%. The CEO's salary increase is separately determined and approved by the Committee.

ANNUAL INCENTIVES

  Officers have an opportunity to earn annual incentives ("Incentive Plan") based on performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. Since 1987, the Company has generally used corporate operating income as its primary measure of corporate performance. During 1997, the Committee adopted a combined management measure (CMM) that included operating income as the primary measure and also included a second measure related to working capital. The intent of the CMM is to provide an incentive for officers to control working capital. Two executive officers had earnings per share as the primary measure for their annual incentive. Additionally, each officer has a discretionary portion of the annual incentive linked to achievement of individual non-financial goals. The target incentives for each officer range from 35% to 100% of such officer's annual salary. For over-achievement of goals, officers can earn up to 200% of the target incentive. For 1997, the Compensation Committee awarded incentive payments based upon performance to specific goals established at the beginning of the year. Specifically, based upon the fact that the Company reached 42% of the over-achievement target for earnings per share, 14% to 100% of the over-achievement target for certain CMM goals and 0% of another CMM goal, the Compensation Committee awarded incentive payments ranging from 30% to 155% of the target incentive to executive officers.

LONG-TERM INCENTIVES

  To further align the interests of stockholders and managers, the Company grants stock options and restricted stock to its employees, including officers and executive officers. Stock options for a total of 173,500 shares were granted to approximately seventy-seven employees, including officers and executive officers, during 1997. The number of shares awarded is established based upon a recommendation by the employee's supervisor and approved by the Compensation Committee. The exercise price for stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 25% per year starting on the anniversary date of the option grant. Options on a total of 41,000 shares were granted on January 2, 1997, to six officers and executive officers. Restricted stock grants generally vest at a rate of 25% per year starting on the second anniversary of the restricted stock grant. Restricted stock grants totaled 20,500 shares and were granted on January 2, 1997, to five officers and executive officers.

  In November 1997, the Committee determined that it was desirable to establish greater management equity interest in the Company and decided that the grants for 1998 would be larger than normal with the intent that no additional options would be granted for a two-year period. Therefore, the Committee granted options for a total of 240,000 shares to six executive officers and 20,000 shares of restricted stock to two of such executive officers as of January 2, 1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Chief Executive Officer participates in the compensation program discussed above. His base salary is set, in the same way as other executive officers, as determined by comparable positions in companies of similar size and profitability to the Company in the marketplace. Mr. Deuster's base salary was raised 6% effective December 1, 1996. During 1997, the Compensation Committee took no action with respect to salary increases, although in February 1998, the Committee approved a 5.7% increase.

  Each year the Compensation Committee approves a performance based bonus plan for the Chief Executive Officer. For 1997, the incentive for Mr. Deuster was based on earnings per share targets and over-achievement targets established prior to the beginning of the year. He also had a discretionary portion of the annual incentive linked to achievement of non-financial goals determined also prior to the beginning of the year. The Compensation Committee awarded an incentive payment totaling $335,000 based upon the fact that the Company reached 42% of the over-achievement target for earnings per share and that Mr. Deuster had achieved the non-financial goals in the discretionary portion of the incentive. The Committee also awarded him options for 15,000 shares and 10,000 shares of restricted stock on January 2, 1997.

Respectfully submitted,

Dan L. McGurk, Chairman
R. Jack Aplin
Louis B. Horwitz
John T. Subak

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including the Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 8 shall not be incorporated by reference into any such filings.

                                 PROPOSAL TWO
                      APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP was selected to audit the financial statements of the Company as of December 31, 1997, and for the year then ended, and has been selected by the Board of Directors to audit the financial statements of the Company for 1998. Nevada General Corporation Law does not require the approval of the selection of the independent auditors by the Company's stockholders, but in view of the importance of the financial statements to stockholders, the Board of Directors deems it desirable that stockholders pass upon the selection of auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

  Proxies received in response to this solicitation will be voted in favor of the approval of such firm unless otherwise specified in the Proxy. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. If this proposal is not approved the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be submitted at the next annual meeting of stockholders must be submitted in writing to the Company on or before December 15, 1998, in order for them to be included in the Company's Proxy Statement and Proxy relating to such meeting. The Company anticipates that its next annual meeting will be held in May 1999.

                                 OTHER MATTERS

  The Company has enclosed with this Proxy Statement a copy of the Annual Report to Stockholders for the year ended December 31, 1997.

  Management knows of no other matters to come before the meeting. If, however, any other matter properly comes before the meeting, the persons named in the enclosed Proxy form will vote in accordance with their judgment upon such matter.

  Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

                                           By order of the Board of Directors

                                                 /s/ ROBERT C. HEWITT
                                                 --------------------
                                                    Robert C. Hewitt
                                                        Secretary

Irvine, California
April 22, 1998

PROXY


                              NEWPORT CORPORATION
                  1791 DEERE AVENUE, IRVINE, CALIFORNIA 92606
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 27, 1998

         (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

     The undersigned hereby appoints ROBERT G. DEUSTER and ROBERT C. HEWITT, and each of them, as proxy or proxies for the undersigned, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (If no direction is made, this Proxy will be voted FOR Proposals 1 and 2), all of the shares of Newport Corporation (the "Company") standing in the name of the undersigned on April 10, 1998, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 27, 1998, at 10:00 a.m. at the Company's Corporate Headquarters, 1791 Deere Avenue, Irvine, California 92606, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

                                                             WITHHELD
                                                 FOR         FOR ALL
ITEM 1- ELECTION OF DIRECTORS                    [_]           [_]

Nominees: Class II:
          R. Jack Aplin
          Robert L. Guyett

WITHHELD FOR: (Write that nominee's name in the space provided below).

________________________________________________________________________________

                                                 FOR     AGAINST    ABSTAIN
ITEM 2- APPOINTMENT OF INDEPENDENT               [_]       [_]        [_]
        AUDITORS


Signatures(s)__________________________________________ Date____________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.